Exhibit 5.1

Wolfgang Heimerl, Esq.
Admitted in NJ, NY & PA
Heimerl Law Firm
HeimerlLawFirm@att.net
Phone: (908) 470-0200
Facsimile: (908) 470-0201
Respond to Far Hills Office

February 9, 2015

Via Electronic Mail

David Cunic
Pazoo, Inc.
760 Route 10, Suite 203
Whippany, New Jersey 07981

Re: Form S-1 Registration Statement of Pazoo, Inc. (the “Company”)

Dear Mr. Cunic:

At your request, we have examined the Registration Statement which is being filed with the Securities and Exchange Commission ("SEC"), on Form S-1 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 27,500,000 shares of common stock of selling shareholders.

In rendering the following opinion, we have examined and relied only upon the documents, and certificates of officers and directors of the Company as are specifically described below. In our examination, we have assumed the genuineness of all signatures, the authenticity, accuracy and completeness of the documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies. Our examination included the following documents: a) Certificates of Incorporation of the Company, as amended to date; b) By-Laws of the Company, as amended to date; c) any Board of Directors Resolutions to date; d) the Registration Rights Agreement between Premier Venture Partners, LLC and the Company, dated April 4, 2014; and e) the Equity Purchase Agreement between Premier Venture Partners, LLC and the Company, dated April 4, 2014 and any other documents we deem necessary. We have not undertaken, nor do we intend to undertake, any independent investigation beyond such documents and records, or to verify the adequacy or accuracy of such documents and records.

New York	Far Hills	Philadelphia
110 Wall Street, 11th Floor	32 Dumont Road	1800 JFK Boulevard, Suite 300
New York, New York 10005	Post Office Box 964	Philadelphia, Pennsylvania 19103
(212) 709-8370	Far Hills, New Jersey 07931	(610) 441-9080

Based on the foregoing, it is our opinion that the 27,500,000 shares being registered under the Registration Statement for resale by current shareholder has been, or will be, duly and validly authorized and duly and validly issued pursuant to the Equity Purchase Agreement and are fully paid and non-assessable.

We express no opinion as to compliance with the Securities Act or "blue sky" laws of any state in which the stock is proposed to be offered and sold or as to the effect, if any, which non-compliance with such laws might have on the validity of transfer of the stock. We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the offering described therein. The information set forth herein is as of the date of this letter.

We disclaim any undertaking to advise you of changes which may be brought to our attention after the effective date of the Registration Statement.

Yours sincerely,

/s/ Wolfgang Heimerl

Wolfgang Heimerl